Exhibit 15.1

June 20, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 1, 2019 on our review of interim financial information of Arconic Inc., which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 is incorporated by reference in this Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania